Exhibit 99.1

Baldwin Elects Paul Griswold as a New Director

SHELTON, Conn.--(BUSINESS WIRE)--November 17, 2010--Baldwin Technology Company, Inc. (NYSE Amex: BLD), a global leader in process automation technology for the printing industry, announced that at its meeting on November 16, 2010, the Board of Directors elected Paul J. Griswold as a Director of the Company. Mr. Griswold was also appointed to serve on the Audit, Compensation and Nominating Committees of the Board.

Mr. Griswold, age 58, currently has a private equity and board advisory practice specializing in developing strategic growth, margin improvement, supply chain channels and international business opportunities for middle market companies. From 2007 to 2009, he was Chief Executive Officer of Havells-Sylvania Group, a $1.4 billion global electrical and lighting company. From 2004 to 2007, he served as CEO and a Director of SLI Holdings, a $850 million manufacturer of lamps and lighting fixtures. He was a Director at Paxar Corporation, a global provider of printed bar codes, tracking solutions and radio frequency identification technology to the retail and apparel manufacturing industries, where he was President and COO from 2000 and 2001, and CEO from 2001 to 2003.

Currently, Mr. Griswold serves on the Boards and the Audit and/or Compensation Committees of several private companies with international operations.

Mr. Griswold earned a Bachelor’s Degree in Mathematics from Fordham University and an MBA in Finance from Stillman School of Business at Seton Hall University.

Baldwin Chairman Gerald A. Nathe said, “We welcome Paul to our Board of Directors. With his extensive financial knowledge and international business experience, he will be a valuable contributor to Baldwin as the Company undertakes its strategic growth plans to increase shareholder value.”

About Baldwin

Baldwin Technology Company, Inc. is a leading international supplier of process automation equipment and related consumables for the printing and publishing industries. Baldwin offers its customers a broad range of market-leading technologies, products and systems that enhance the quality of printed products and improve the economic and environmental efficiency of printing presses. Headquartered in Shelton, Connecticut, the Company has operations strategically located in the major print markets and distributes its products via a global sales and service infrastructure. Baldwin’s technology and products include cleaning systems, fluid management and ink control systems, web press protection systems, drying and curing systems and the related consumables. For more information, visit http://www.baldwintech.com

CONTACT:
Baldwin Technology Company, Inc.
Helen P. Oster, 203-402-1004
hposter@baldwintech.com.